Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Tengasco, Inc. and subsidiaries of our report dated March 30, 2020, relating to the consolidated financial statements of Tengasco, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado
November 10, 2020